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EXHIBIT (a)(1)

JNI CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS (THE "OFFER TO EXCHANGE")

THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRES AT 12:00 MIDNIGHT, PACIFIC TIME, ON SEPTEMBER 27, 2002, UNLESS WE EXTEND THIS OFFER

This Document Constitutes Part of the Section 10(a)
Prospectus Relating to the JNI Corporation Amended and Restated 1999 Stock Option Plan
and the JNI Corporation 2000 Non-Qualified Stock Option Plan

August 29, 2002

JNI CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS GRANTED ON OR AFTER MARCH 10, 1999 FOR NEW OPTIONS (THE "OFFER TO EXCHANGE").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
PACIFIC TIME, ON SEPTEMBER 27, 2002 UNLESS WE EXTEND THE OFFER.

        JNI Corporation ("JNI" or the "Company") is offering certain option holders who are current employees of JNI the opportunity to exchange certain outstanding stock options granted on or after March 10, 1999 under the JNI Corporation Amended and Restated 1999 Stock Option Plan (the "1999 Plan") and the JNI Corporation 2000 Non-Qualified Stock Option Plan (the "2000 Plan"), for new options to purchase shares of JNI common stock ("New Options") that we will grant under either the 1999 Plan or the 2000 Plan. In order to be eligible for any New Options, you must return for exchange all outstanding stock options, including specifically any stock option granted to you in lieu of bonus under the Company's "SILO" program (a "SILO Option") granted to you on or after March 10, 1999 regardless of such stock option's exercise price (collectively "Eligible Options"). If you accept the offer, you shall receive in exchange the number of New Options specifically disclosed in your individual memorandum from John Stiska dated August 29, 2002 (the "Memorandum"). The number of your New Options, as provided in your Memorandum, includes a number of New Options equal to fifty percent (50%) of your original SILO Option. For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our common stock and shall include SILO Options.

        We are making the offer upon the terms and conditions described in this Offer to Exchange, your Memorandum, the Election Form and the Change of Election Form (which together, as they may be amended from time to time, constitute the "offer" or "program"). You are not required to accept the offer. If you choose to accept the offer, then you must return for exchange all of your Eligible Options. We will not accept partial tenders of options. If you wish to tender any option, you must tender each and every one of your Eligible Options. If you accept the Offer to Exchange you will receive the number of New Options specifically disclosed in your Memorandum. The offer is not conditioned on a minimum number of options being tendered. The offer is subject to the conditions that we describe in Section 7 ("Conditions of the Offer") of this Offer to Exchange.

        We will grant the New Options under either the 1999 Plan or the 2000 Plan. The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled (the "New Option Grant Date"). The offer is currently scheduled to expire on September 27, 2002 (the "Expiration Date"), and we expect to cancel options on the first business day after the Expiration Date, or as soon as possible thereafter (the "Cancellation Date"). If you elect to participate in the offer, you will receive a confirmation of the cancellation of your Eligible Options promptly after the Cancellation Date.

        You may participate in the offer if you are an eligible employee of JNI. Executive officers and members of our Board of Directors are not eligible to participate. In order to receive a New Option pursuant to this offer, you must continue to be an employee of JNI on the New Option Grant Date, which is expected to be on or about March 31, 2003. If you cease to be employed by JNI for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the New Option Grant Date, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options. If you are not employed by JNI on the New Option Grant Date, you will have forfeited your tendered options.

        Each New Option (excluding New Options granted to replace SILO Options) will be partially vested as of the New Option Grant Date in a percentage as specified in your Memorandum and which is based on a Company wide uniform schedule determined entirely by your length of service with JNI. In addition, after the New Option Grant Date, and provided you continue your employment with JNI thereafter, each New Option will continue to vest at the rate of 1/36th of the unvested portion on the

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New Option Grant Date per month until such New Option becomes 100% vested on the third anniversary of the New Option Grant Date. New Options which are granted to replace SILO Options shall be one hundred percent (100%) vested on the New Option Grant Date.

        Any Eligible Options not returned for exchange or which are not accepted by us for exchange will remain outstanding and you will continue to hold such options in accordance with such options terms.

        Unless otherwise stated, all monetary denominations referred to in this offer are United States dollars.

        As of August 23, 2002, options to purchase 2,282,604 shares of our common stock were outstanding under our 1999 Plan and options to purchase 2,084,262 shares of our common stock were outstanding under our 2000 Plan. There are 3,509,549 shares of our common stock subject to Eligible Options. Assuming that all Eligible Options are tendered for exchange, we would issue New Options to purchase 3,086,653 shares. The total shares underlying New Options which could be issued in the exchange would represent approximately 11.6% of our total shares outstanding.

        The New Options will not be granted until a date that is on or promptly after the first trading day that is six months and one day after returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date. The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares may be purchasable under the New Options than under the options returned for exchange, the potential cancellation of vested options in exchange for non-vested options, the New Options may be less valuable than the options you are returning for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the New Option Grant Date or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

        Shares of JNI common stock are traded on the Nasdaq National Market under the symbol "JNIC." On August 23, 2002, the closing price of our common stock reported on the Nasdaq National Market was $2.81 per share.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

        This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission, nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

        You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, your Memorandum, the Election Form and the Change of Election Form to Marc Posel (mposel@jni.com) at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, California 92130 (telephone: 858-523-7242).

IMPORTANT

        If you wish to tender your Eligible Options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Amy Cassidy, JNI Payroll Department at fax number (858) 523-7005 before 12:00 midnight, Pacific Time, on September 27, 2002, unless the offer is extended. If the offer is extended by us, you will be notified no later than the next business day following the previously schedule expiration date.

        We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in your Memorandum, Election Form and Change of Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY OF TERMS

        The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, your Memorandum, the Election Form and the Change of Election Form. In addition, we urge you to review the information in our annual report on Form 10-K/A for the year ended December 31, 2001, our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, and our proxy statement distributed in connection with our 2002 annual meeting, as those documents contain important financial and other information about us. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics covered in this summary.

General Questions About the Program

1.    What securities is JNI offering to exchange?

        We are offering to exchange your Eligible Options for New Options. Eligible Options are all stock options to purchase common stock of JNI, including SILO Options, held by current employees which were granted on or after March 10, 1999 under the 1999 Plan and the 2000 Plan. If you elect to participate in this offering, you must exchange all of your Eligible Options, regardless of the exercise price. By returning for exchange any of your stock options to purchase common stock of JNI which have been granted on or after March 10, 1999, you will automatically be deemed to have returned all of your Eligible Options, as well, for exchange and cancellation. Options to purchase shares of common stock of JNI which were granted before March 10, 1999 are not eligible to participate in the offer.

2.    Who is eligible to participate?

        Option holders are eligible to participate if they are employees of JNI as of the date the offer commences and as of the date on which the tendered options are cancelled, but only if they reside or work in the United States, Germany, Singapore or the United Kingdom. However, executive officers and members of the Board of Directors are not eligible to participate. In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be at least six months and one day after the Expiration Date. If JNI does not extend the offer, the New Options will be granted on or about March 31, 2003 (the "New Option Grant Date"). (Page 20)

3.    Are employees outside the United States eligible to participate?

        Yes. Certain employees outside the United States located in Germany, Singapore and the United Kingdom are eligible to participate. Employees located in other jurisdictions are not eligible to participate. Special considerations may apply to employees in jurisdictions outside of the United States, due to certain taxation and securities rules applicable in these countries. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of certain of these consequences and additional terms and conditions with respect to some of the countries where our non-U.S. employees are located. If you are an employee outside the United States, please be sure to read Sections 15 through 17 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside of the United States, and consult with your individual tax, legal and investment advisors before deciding whether to accept the offer. (Pages 31 to 34)

4.    Why is JNI making the offer?

        We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company and to achieve high levels of performance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for New Options that will have an exercise price at least equal to the market value of the underlying shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 16)

5.    What will I receive if I elect to participate in the exchange?

        Your participation in the offer is voluntary, so you may either keep your current Eligible Options at their current exercise price or cancel all of your Eligible Options, in exchange for a specific number of New Options which has been individually provided to you in your Memorandum. Other than that portion of your New Options which will be granted to replace SILO Options, as discussed below, a portion of your New Options will be immediately vested on the New Option Grant Date in accordance with your specific vesting percentage provided in your Memorandum, while the remaining unvested portion of your New Options shall vest at the rate of 1/36th of such unvested portion for each month until the New Option is 100% vested on the third anniversary of the New Option Grant Date.

6.    Are SILO Options required to be exchanged and cancelled?

        Yes. If you wish to participate in the offer you will be required to cancel all of your Eligible Options, including specifically any SILO Options. Please remember that your current outstanding SILO Options are scheduled to terminate and no longer be exercisable on that date which is sixty (60) days after the date JNI announces its fourth quarter earnings for the year 2002 (currently scheduled to be on or around April 3, 2003). Your SILO Options that are exchanged and cancelled will be replaced as a portion of your total New Options. Your SILO Options will be replaced with a number of New Options which equals fifty percent (50%) of your original SILO Options. You will be one hundred percent (100%) vested in that portion of your New Options which have replaced your exchanged and cancelled SILO Options.

7.
Why may the number of my New Options and the vesting of such New Options be different than as was originally provided under the original Eligible Options?

        Should you elect to participate in the offer, the number of New Options you will be specifically granted, and the initial vesting of such New Options, has been provided to you individually in your Memorandum. JNI has, in accordance with a realignment of its compensation and incentive practices, and based upon a third-party outside compensation consultant report, determined that the number of New Options each employee of JNI should receive as a result of participation in this exchange offer should be individually determined based upon JNI's retention goals and upon such employee's position with the Company and past performance record. Accordingly, if you elect to participate in the offer, JNI has determined that you are eligible to receive that number of New Options specifically provided in your Memorandum and which shall be initially vested in such percentage as also provided in your Memorandum.

8.    May I tender shares I bought under the 1999 Employee Stock Purchase Plan (ESPP)?

        No. The offer only pertains to stock options granted under the 1999 Plan and the 2000 Plan. The shares bought under the 1999 Employee Stock Purchase Plan are not outstanding options and cannot be tendered. The offer has no effect on the prices at which a participant in the 1999 Employee Stock Purchase Plan can buy stock.

9.    How does the exchange work?

        The Offer to Exchange will require an eligible option holder to make a voluntary election that will become irrevocable on September 27, 2002 (unless we extend the offer) to cancel outstanding stock options in exchange for New Options to be granted no earlier than six months and one day after the returned options are cancelled. The exercise price for the New Options will equal the closing market price of our common stock on the Nasdaq National Market on the date of grant of such New Options. The number of New Options to be granted, and the percentage of New Options which shall be vested as of the New Option Grant Date has been provided to you individually in your Memorandum. The New Options shall be granted under either the 1999 Plan or the 2000 Plan. If you choose to participate, you must exchange all of your stock options, including your SILO Options, granted on or after March 10, 1999 under both the 1999 Plan and the 2000 Plan.

10.  What do I need to do to participate in the Offer Exchange?

        To participate, you must complete the Election Form, sign it and ensure that our Payroll Department receives it no later than 12:00 midnight Pacific Time on September 27, 2002 (or such later date as we may extend the expiration of the offer). You can return your form either by facsimile to fax # 858-523-7005, or by mail to Amy Cassidy, JNI Payroll Department, 10945 Vista Sorrento Parkway, San Diego, California 92130 (telephone: 858-523-7278). (Page 18)

11.  When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

        The offer expires on September 27, 2002, at 12:00 midnight, Pacific Time, unless we extend the offer. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 12:00 midnight, Pacific Time, on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver the documents before the expiration of the offer. (Page 16)

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such properly elected options promptly after expiration of the offer. (Page 16)

12.  What will happen if I do not submit my Election Form by the deadline?

        If you do not submit your election form by the deadline in the manner described in the answer to the next question, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original exercise price and original terms. (Page 20)

        We would request that even if you decide not to participate in the offer that you complete the Election Form and check the "No" box. This will help to facilitate our administration of the offer. Of course, as described in Questions 40 and 41 below, you are permitted during the period of this offer to change your election to participate in the offer.

13.  How do I exchange my options?

        If you decide to tender all of your Eligible Options, you must deliver, before 12:00 midnight, Pacific Time, on September 27, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # 858-523-7005) or by hand delivery to Amy Cassidy, JNI Payroll

Department, 10945 Vista Sorrento Parkway, San Diego, California 92130. This is a one-time offer, and we must strictly enforce the tender offer period. We cannot accept delivery of the Election Form (or Change of Election Form) after the Expiration Date. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will cancel all properly tendered options on September 30, 2002. (Page 18)

14.  Is this a repricing?

        This is not a stock option repricing in the traditional sense. In a repricing, the exercise price of an employee's current stock options would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. This would result in a variable stock accounting treatment of the option, and we are consequently not implementing a standard stock option repricing. (Page 16)

15.  If I participate, what will happen to my current options?

        If you elect to participate, all of your Eligible Options will be cancelled on September 30, 2002 (unless we extend the offer), and you will no longer have those options available for exercise. (Page 21)

16.  What are the conditions to the offer?

        The offer is subject to the conditions described in Section 7 ("Conditions of the Offer") of this Offer to Exchange (Page 21). However, the offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary.

17.
Are there any eligibility requirements that I must satisfy after the Expiration Date of the offer to receive the New Options?

        To receive a grant of New Options through the offer, you must be employed by JNI as of the date the offer expires and as of the date that the New Options are granted.

        As discussed below, subject to the terms of this offer, we will not grant the New Options until on or promptly thereafter the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. As the Cancellation Date is expected to be September 30, 2002, we anticipate granting New Options on or promptly after March 31, 2003. If, for any reason, you do not remain an employee of JNI through the date we grant the New Options, you will not receive any New Options or other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled. This rule applies regardless of the reason your employment terminated, whether as a result of voluntary resignation, involuntary termination, death or disability. (Page 20)

        You are reminded that unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with JNI remains "at will" and can be terminated by you or JNI at any time with or without cause. If your employment terminates before the grant date of the New Options, you will not receive any New Options, nor any payment or other consideration for your returned options. Accordingly, you should carefully consider this decision before tendering any of your options. (Page 20)

18.  What if I am an employee of JNI when the offer expires, but not an employee when the New Options are granted?

        If you are not an employee of JNI on the New Option Grant Date (expected to be on or promptly after March 31, 2003), you will not receive any New Options or other consideration in exchange for your tendered options, even if your tendered options were partially or fully vested at the time of tender. As a result, if your employment ends after the offer expires but before the New Option Grant Date, you will not be able to exercise the tendered options, which will have been cancelled, nor will you be granted New Options, nor will you receive a payment or other consideration for the tendered and cancelled options. If you do not accept the offer, when your employment with us ends, you generally will be able to exercise your vested options, if any, during the limited period specified in your option documents (usually within three months), to the extent those options are vested on the day your employment ends. However, if you accept the offer, your returned options will be cancelled, and you will not be eligible to receive New Options, if you are not employed by us on the New Option Grant Date. (Page 20)

        The offer does not change the nature of your "at-will" employment with JNI, and does not create any obligation on the part of JNI to continue your employment for any period. JNI employees are employed "at will." Your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

19.  Why doesn't JNI grant the New Options immediately after the expiration date of the offer?

        If we were to grant the New Options on any date which is earlier than six months and one day after the Cancellation Date, we would be subject to onerous accounting treatment. We would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the Company's share price as a compensation expense for the New Options issued under this offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for at least six months and one day, we will not have to treat the New Options as variable awards.

20.
If I tender my Eligible Options in the offer, will I be eligible to receive other option grants before I receive my New Options?

        No. If we accept your Eligible Options for exchange in the offer, you will not receive any other option grants before you receive your New Options. We will defer until after the New Option Grant Date the grant of other options, such as annual, bonus or promotion-related options, for which you may otherwise become eligible before the New Option Grant Date. If we were to grant you any options sooner than six months and one day after the Cancellation Date, we would be required for financial reporting purposes to record a compensation expense against our earnings. Therefore, any promotion or other merit grant that may be approved for you will be delayed after the New Option Grant Date. (Page 20)

        If you do not tender your Eligible Options for exchange in the offer, you may receive discretionary merit or promotion option grants prior to the New Option Grant Date if the Compensation Committee or Board of Directors or their designee decides to make such grants (such options would have an exercise price equal to the current fair market value of our stock as of the date such options are granted). As a result, participation in the option exchange offer may affect the date, price and vesting of any promotion, merit or other discretionary grants that may be approved for you in the future. (Page 20)

Specific Questions About the Cancelled Options

21.  Which options must be cancelled?

        If you wish to participate in the option exchange offer, then you must elect to cancel all of your stock options, including your SILO Options, granted under the 1999 Plan and the 2000 Plan which have been granted on or after March 10, 1999. We will not accept partial tenders of options. (Page 19)

22.  How did the Board of Directors decide which options would be eligible for cancellation?

        The Board of Directors determined which options would be eligible for cancellation by examining the market price of our stock over the past several months. The average closing sales price of our stock over the past 12 months is approximately $6.81. It is difficult to predict what the fair market price of our stock will be on the New Option Grant Date. In determining which options would be eligible, the Board attempted to minimize the risk that New Options would be issued with a higher exercise price than those that are cancelled. Using these factors, the Board determined that requiring all options issued on or after March 10, 1999 to be exchanged would allow a significant number of option holders to exchange their underwater options while also serving to more standardize and revise our incentive practices.

23.  May I exchange vested and unvested options?

        Yes. You may return for exchange all of your Eligible Options, whether or not they are vested.

24.
With respect to each of my Eligible Options, do I have to return for exchange the entire option, or may I decide to return for exchange only a portion of the option?

        If you elect to participate in the option exchange offer, you must then return for exchange all of your Eligible Options, including specifically, all of your SILO Options. You may not return for exchange less than all of your Eligible Options, or any one particular outstanding option. For example, if you have received two stock option grants which would be considered Eligible Options, and if you decide to participate in the option exchange offer, you must return for exchange both outstanding stock option grants. If you have exercised an Eligible Option in part, that portion of the option which is outstanding will be considered an Eligible Option that must be returned for exchange if you wish to participate in the offer. (Page 19)

25.  May I tender options that I have already exercised?

        No. The offer only pertains to outstanding stock options, and does not apply in any way to shares purchased, whether upon the exercise of stock options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and must be tendered for exchange pursuant to the offer. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

26.
If I receive additional stock options after the announcement of this offer and prior to the Cancellation Date, must those options be exchanged?

        Yes. If you wish to participate in the option exchange offer, then you must elect to cancel all of your stock options, including your SILO Options and any other stock option which may be outstanding on the Cancellation Date which have been granted on or after March 10, 1999.

Specific Questions About the New Options

27.  How many New Options will I receive in exchange for my returned options?

        You will receive, in exchange for the Eligible Options that you return and that we accept for exchange, that specific number of New Options as individually provided in your Memorandum. Your SILO Options that are exchanged and cancelled will be replaced as a portion of your total New Options. Your SILO Options will be replaced with a number of New Options which equals fifty percent (50%) of your original SILO Options.

        All returned options that we accept for exchange will be cancelled, along with the corresponding stock option agreement and right to purchase common stock, and will cease to exist. The New Options will be granted under either our 1999 Plan or the 2000 Plan and will be subject to the terms and conditions of such respective plan and a new option agreement between you and us. (Page 24)

28.  What will be the exercise price of the New Options?

        The exercise price per share of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date (expected to be March 31, 2003). Accordingly, we cannot predict the exercise price of the New Options. The last reported sale price per share of our common stock on the Nasdaq National Market on August 23, 2002 was $2.81. Because we will not grant New Options until on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the options returned for exchange, the New Options may have a higher exercise price than some or all of your returned options. In addition, after the grant of the New Options, our common stock may trade at a price below the exercise price per share of those options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares may be purchasable under the New Options than would have been purchasable under the options returned for exchange, the New Options may be less valuable than the options you are returning for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. However, you should also consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. (Page 25)

29.  When will I receive my New Options?

        We will not grant the New Options until on or promptly after the first trading day which is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on September 30, 2002, which is the scheduled date for the cancellation of the options (the first business day following the expiration date of the offer), the New Options will not be granted until on or promptly after March 31, 2003. You must be an employee of JNI on the date we grant the New Options in order to be eligible to receive them. (Page 15). Note that our payroll department will require additional time after the New Option Grant Date in which to prepare and deliver to you for signature your new stock option agreements, and thus we estimate that you will not be able to exercise even vested portions of your New Options for a short period of time following the New Option Grant Date (not to exceed ten (10) business days). (Page 24)

30.  Will I be required to give up all my rights to the cancelled options?

        Yes. Once we have accepted options tendered by you, your exchanged options will be cancelled and you will no longer have any rights under those options. (Page 20)

31.  When will the New Options vest?

        A portion of your New Options shall, as of the New Option Grant Date, be vested in accordance with your length of employment with the Company. The percentage of your New Options which, as of the New Option Date, shall be vested has been provided to you individually in your Memorandum. That portion of your New Options which are unvested as of the New Option Grant Date will then vest in an amount equal to 1/36th of such unvested amount each month thereafter until reaching 100% on the third anniversary of the New Option Grant Date.

        Your SILO Options that are exchanged and cancelled will be replaced as a portion of your total New Options. You will be one hundred percent (100%) vested in that portion of your New Options which have replaced your exchanged and cancelled SILO Options

32.  After the grant of the New Options, what will happen if I again end up with underwater options?

        We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is a one-time offer, and we do not expect to make this or a similar offer again in the future. As your stock options are valid for ten years from the date of grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future.

33.  Will the New Options be different from my tendered options?

        The New Options granted in exchange for the tendered options will have substantially the same terms and conditions as the tendered options except for the number of shares to be granted, the vesting for such New Options, the new exercise price and a new ten-year term.

34.  If my current options are incentive stock options, will my New Options be incentive stock options?

        No. All New Options granted pursuant to the offer will be nonstatutory stock options even if the Eligible Options that you tendered were incentive stock options. The New Options will not be eligible for favorable tax treatment applicable to incentive stock options. (Page 24)

35.  When will New Options expire?

        New Options will have a term of ten years from the New Option Grant Date. However, New Options may terminate earlier if your employment with JNI terminates. (Page 24)

36.  What happens if JNI merges into or is acquired by another company?

        It is possible that, prior to the grant of New Options, we might effect or enter into an agreement such as a merger or other similar transaction. If you tender your Eligible Options and they are accepted for exchange and cancelled, we will give you a Promise to Grant Stock Option that is a binding commitment, and we will require that any successor to JNI be legally obligated by that commitment. (Page 20)

        You should be aware that these types of transactions could have substantial effects on our common stock price, including appreciation in the price of our shares. Depending on the structure of the transaction, if you tender your Eligible Options you may be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of JNI for stock, tendering employees might receive New Options to purchase shares of a different issuer. (Page 21)

37.  Are there circumstances where I would not be granted New Options?

        Yes. Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange and continuing thereafter, you will not be granted a New Option. We do not anticipate any such prohibitions and are referring to the possibility only in an abundance of caution. (Page 21)

        Also, if you are no longer an employee of JNI on the date we grant New Options, you will not receive any New Options or any other consideration on account of the cancelled options. (Page 20)

38.  What happens to options that I choose not to tender or that are not accepted for exchange?

        Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

        You should note that incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

        However, the IRS may characterize the offer as a "modification" of those incentive stock options for U.S. federal income tax purposes, even if you decline to participate. Please read Section 17 of "The Offer" for more information. (Page 31)

39.    Will I have to pay taxes if I exchange my options in the offer?

        If you exchange your current options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or upon our acceptance and cancellation of the options. Further, at the grant date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes.

        All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work before deciding whether or not to participate in the offer. (Pages 31 to 35)

40.  Can I withdraw previously tendered options?

        You may withdraw your tendered options at any time before the Expiration Date (currently scheduled to be September 27, 2002). If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us via facsimile (fax # 858-523-7005) or by hand delivery to Amy Cassidy, JNI Payroll Department, a signed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. JNI's Payroll Department office is located at 10945 Vista Sorrento Parkway, San Diego, California 92130. Once you have withdrawn options, you may re-tender options only by again submitting another Election Form prior to the Expiration Date. (Page 19)

41.  Can I change my election regarding particular tendered options?

        Yes. You may change your election regarding particular tendered options at any time before the offer expires at 12:00 midnight, Pacific Time, on September 27, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # 858-523-7005) or by hand delivery to Amy Cassidy, JNI Payroll Department a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. JNI's Payroll Department office is located at 10945 Vista Sorrento Parkway, San Diego, California 92130. (Page 19)

42.  What does JNI think of the offer?

        Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options taking into account your own personal circumstances and preferences. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

43.  Whom can I talk to if I have questions about the offer?

        For assistance, you should contact:

  Marc Posel
  Director of Accounting
  JNI Corporation
  10945 Vista Sorrento Parkway
  San Diego, California 92130
  telephone: 858-523-7242
  fax: 858-523-7005
  e-mail:   mposel@jni.com

        We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any representation or gives you any information different from the representations or information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete, and should be read together with the "Risk Factors" in JNI's annual report on Form 10-K/A for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission (the "SEC") on May 20, 2002 and in JNI's quarterly report on Form 10-Q filed with the SEC on August 8, 2002. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, your Memorandum, the Election Form and the Change of Election Form before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States, and we urge those employees to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

Economic Risks

If your employment terminates prior to the grant of the New Options, you will receive neither New Options nor the return of your cancelled options.

        Once your options are cancelled, they cannot be restored, and you will not be granted a New Option if you are not an employee of JNI on the date the New Options are granted. Accordingly, if your employment terminates for any reason prior to the grant of the New Options, you will have the benefit of neither the cancelled options nor the New Options.

If our stock price increases after the date your options are cancelled, your cancelled options might have been worth more than the New Options that you have received in exchange for them.

        For example, if you tender for cancellation options with a $6.00 exercise price, and JNI's stock appreciates to $7.00 when the New Options are granted, your New Option will have a higher exercise price than the cancelled option.

Participation in the offer will make you ineligible to receive any option grants until March 31, 2003, at the earliest.

        Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until March 31, 2003, at the earliest.

If we enter into a merger or other similar transaction, either before or after the expected date of grant of the New Options, you might receive New Options with limited potential for future value.

        If our shares are acquired in a cash merger, your New Option exercise price may be close to the cash price being paid for our shares, resulting in very limited future price appreciation potential.

If we enter into a merger or other similar transaction before the expected date of grant of New Options, and your employment has been terminated by your successor employer, you will lose any accelerated vesting which might have been applicable under your cancelled options.

        If after a merger or other similar transaction your employment is terminated by the successor employer to JNI you will not benefit from the partial acceleration of vesting which might have applied under your cancelled options as a result of such a "change of control" and subsequent termination of employment.

If we are prohibited by applicable law or regulations from granting New Options, you will not receive either a New Option, the return of your cancelled options, or any other consideration.

        We will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any New Options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

You may lose the potential benefit of any vested options that you tender in this offer.

        With the exception of that portion of your New Options which shall be granted to replace SILO Options, your New Options shall initially be vested in that percentage provided in your Memorandum and the unvested portion shall thereafter vest at a rate of 1/36th of such unvested portion per month until you are 100% vested on the third anniversary of the New Option Grant Date. Accordingly, with this new vesting schedule you will lose the benefit of vesting that may have already occurred with respect to your tendered options. You will generally forfeit any portion of shares underlying options that you receive in this offer that are not vested when your service with JNI terminates for any reason. In such case, your unvested options will expire and vesting will cease in accordance with the 1999 Plan or the 2000 Plan.

        That portion of your New Options which shall be granted to replace SILO Options shall remain one hundred percent (100%) vested as of the New Option Grant Date.

You may be granted a number of options which is less than your stock options tendered in this offer.

        The number of New Options you will be granted on the New Option Grant Date has been individually provided to you in your Memorandum. This number of New Options may be less than the number of Eligible Options required to be tendered in order for you to participate in the offer. Accordingly, with a smaller number of New Options you will lose the benefit of possibly exercising the larger number of options for JNI stock which were required to be tendered and cancelled in order to participate in the offer.

        That portion of your New Option which shall be granted to replace SILO Options shall be equal to fifty percent (50%) of that number of SILO Options tendered in this offer as Eligible Options. Accordingly, you will lose fifty percent (50%) of that number of outstanding SILO Options if you elect to participate in this offer.

Tax-Related Risks for U.S. Residents

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

        We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the offer.

        However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock options which could have been exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options which although not tendered are still eligible for the exchange offer. A successful assertion by the IRS of this position could extend the options' holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to an nonstatutory stock option. Please review Section 14 of this Offer to Exchange for further detailed information regarding the tax differences between incentive stock options and nonstatutory stock options.

Your New Options will be nonstatutory stock options, whereas your cancelled options may have been an incentive stock options.

        All New Options will be nonstatutory stock options and not incentive stock options, regardless of whether the Eligible Options you exchange are incentive stock options. The New Options will not be eligible for the favorable tax treatment applicable to incentive stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read Section 14 of this Offer to Exchange. We advise you to consult with your financial advisor regarding the different tax treatments of incentive stock options and nonstatutory stock options.

Tax-Related Risks for Non-U.S. Residents

        We believe that you will not be subject to additional tax solely by virtue of your participation in the offer and your tender of Eligible Options for replacement with New Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Options for replacement with New Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the New Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your New Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the offer. Please also be sure to read the disclosure applicable to the country in which you live and work, found in Sections 15 through 17 of this Offer to Exchange.

        If you are eligible for this offer because you are an employee living or working in the United States, Germany, Singapore or the United Kingdom, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks

        For a description of risks related to JNI's business, please see Section 21 of this Offer to Exchange.

INTRODUCTION

        JNI Corporation ("JNI" or the "Company") is offering certain option holders who are current employees of JNI the opportunity to exchange certain outstanding stock options granted on or after March 10, 1999 under the JNI Corporation Amended and Restated 1999 Stock Option Plan (the "1999 Plan") and the JNI Corporation 2000 Non-Qualified Stock Option Plan (the "2000 Plan"), for new options to purchase shares of JNI common stock ("New Options") that we will grant under either the 1999 Plan or the 2000 Plan. In order to be eligible for any New Options, you must return for exchange all outstanding stock options, including specifically any stock option granted to you in lieu of bonus under the Company's "SILO" program (a "SILO Option") granted to you on or after March 10, 1999 regardless of such stock option's exercise price (collectively "Eligible Options"). If you accept the offer, you shall receive in exchange the number of New Options specifically disclosed in your individual memorandum from John Stiska dated August 29, 2002 (the "Memorandum"). The number of your New Options, as provided in your Memorandum, includes a number of New Options equal to fifty percent (50%) of your original SILO Option. For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our common stock and shall include SILO Options.

        We are making the offer upon the terms and conditions described in this Offer to Exchange, your Memorandum, the Election Form and the Change of Election Form (which together, as they may be amended from time to time, constitute the "offer" or "program"). You are not required to accept the offer. If you choose to accept the offer, then you must return for exchange all of your Eligible Options. We will not accept partial tenders of options. If you wish to tender any option, you must tender each and every one of your Eligible Options. If you accept the Offer to Exchange you will receive the number of New Options specifically disclosed in your Memorandum. The offer is not conditioned on a minimum number of options being tendered. The offer is subject to the conditions that we describe in Section 7 ("Conditions of the Offer") of this Offer to Exchange.

        We will grant the New Options under either the 1999 Plan or the 2000 Plan. The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled (the "New Option Grant Date"). The offer is currently scheduled to expire on September 27, 2002 (the "Expiration Date"), and we expect to cancel options on the first business day after the Expiration Date, or as soon as possible thereafter (the "Cancellation Date"). If you elect to participate in the offer, you will receive a confirmation of the cancellation of your Eligible Options promptly after the Cancellation Date.

        You may participate in the offer if you are an eligible employee of JNI. Executive officers and members of our Board of Directors are not eligible to participate. In order to receive a New Option pursuant to this offer, you must continue to be an employee of JNI on the New Option Grant Date, which is expected to be on or about March 31, 2003. If you cease to be employed by JNI for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the New Option Grant Date, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options. If you are not employed by JNI on the New Option Grant Date, you will have forfeited your tendered options.

        Each New Option (excluding New Options granted to replace SILO Options) will be partially vested as of the New Option Grant Date in a percentage as specified in your Memorandum and which is based on a Company wide uniform schedule determined entirely by your length of service with JNI. In addition, after the New Option Grant Date, and provided you continue your employment with JNI thereafter, each New Option will continue to vest at the rate of 1/36th of the unvested portion on the New Option Grant Date per month until such New Option becomes 100% vested on the third anniversary of the New Option Grant Date. New Options which are granted to replace SILO Options shall be one hundred percent (100%) vested on the New Option Grant Date.

        Any Eligible Options not returned for exchange or which are not accepted by us for exchange will remain outstanding and you will continue to hold such options in accordance with such options terms.

        Unless otherwise stated, all monetary denominations referred to in this offer are United States dollars.

        As of August 23, 2002, options to purchase 2,282,604 shares of our common stock were outstanding under our 1999 Plan and options to purchase 2,084,262 shares of our common stock were outstanding under our 2000 Plan. There are 3,509,549 shares of our common stock subject to Eligible Options. Assuming that all Eligible Options are tendered for exchange, we would issue New Options to purchase 3,086,653 shares. The total shares underlying New Options which could be issued in the exchange would represent approximately 11.6% of our total shares outstanding.

        The New Options will not be granted until a date that is on or promptly after the first trading day that is six months and one day after returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date. The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares may be purchasable under the New Options than under the options returned for exchange, the potential cancellation of vested options in exchange for non-vested options, the New Options may be less valuable than the options you are returning for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the New Option Grant Date or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

        Shares of JNI common stock are traded on the Nasdaq National Market under the symbol "JNIC." On August 23, 2002, the closing price of our common stock reported on the Nasdaq National Market was $2.81 per share.

THE OFFER

1.    Eligibility.

        Employees are "eligible employees" if they are employees of JNI as of the date the offer commences, as of the date on which the tendered options are cancelled, and as of the date that the New Options are granted; provided however, that executive officers and members of the Board of Directors are not eligible to participate in the offer.

        In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be at least six months and one day after the Expiration Date. If JNI does not extend the offer, the New Options will be granted on or promptly after March 31, 2003.

2.    Number of Options; Expiration Date.

        In accordance with the terms and subject to the conditions of this offer, we will cancel all of your Eligible Options in exchange for New Options to purchase common stock under the 1999 Plan or the 2000 Plan in such number has been provided to you individually in your Memorandum. That portion of your Eligible Options which were SILO Options shall be replaced with that number of New Options equal to fifty percent (50%) of the original SILO Option. The total number of New Options provided to you individually in your Memorandum includes that number of options meant to replace your cancelled SILO Options. Eligible Options that are properly tendered and not validly withdrawn in accordance with Section 5 before the Expiration Date shall be cancelled and exchanged on or promptly after March 31, 2003 for such New Options. We will not accept partial tenders of options for any portion less than all of the unexercised shares subject to all Eligible Options. Therefore, you may either tender all of your Eligible Options or you may elect to not participate in the offer.

        Eligible Options are all options held by current employees of JNI which were granted under the 1999 Plan and the 2000 Plan on or after March 10, 1999. If you participate in the offer, you will be required to tender all options granted to you under both the 1999 Plan and the 2000 Plan on and after March 10, 1999. Any attempt to only tender for exchange any individual stock option pursuant to this offer, you will automatically be deemed to have returned all of your Eligible Options for exchange and cancellation.

        If your Eligible Options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive a New Option for the number of shares as individually provided in your Memorandum. The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled. All New Options will be nonstatutory options for U.S. tax purposes, even if the returned options were incentive stock options.

        If, for any reason, you do not remain an employee of JNI through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you retire, quit, with or without a good reason, resign due to disability or die or we terminate your employment, with or without cause, prior to the date we grant the New Options, you will not receive anything for the options that you tendered and which were cancelled. Furthermore, your cancelled options will not be reinstated.

        If you return your Eligible Options for exchange and we accept such options for exchange, we will grant you New Options under the 1999 Plan or the 2000 Plan pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are traded or quoted) on the date of grant, expected to be on or promptly after March 31, 2003. The returned Eligible Options which we accept for exchange pursuant to the offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

        Other than that portion of your New Options which will be granted to replace your SILO Options, a portion of your New Options will be immediately vested on the New Option Grant Date in accordance with your specific vesting percentage provided in your Memorandum. The remaining unvested portion of your New Options shall vest monthly thereafter at the rate of 1/36th of such unvested portion per month until your New Option is 100% vested on the third anniversary of the New Option Grant Date. That portion of your New Options which will be granted to replace your SILO Options shall be one hundred percent (100%) vested on the New Option Grant Date. Your New Options will have a new exercise price and a new ten-year maximum term.

        The Expiration Date for this offer is 12:00 midnight, Pacific Time, on September 27, 2002, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the offer, as so extended, expires. See Section 18 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the number of options offered for the exchanged options;

  •
  we decrease the number of Eligible Options to be exchanged in the offer;

  •
  we increase the number of Eligible Options to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; or

  •
  we extend or terminate the offer.

        If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that we notify you of an increase or decrease as described above, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

        We will also notify you of any other material change in the information contained in this Offer to Exchange.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market (or other market or exchange on which our stock is quoted or traded).

3.    Purpose of the Offer.

        We issued the options currently outstanding to:

  •
  provide our eligible employees with additional incentive and to promote the success of our business, and

  •
  encourage our eligible employees to continue their employment with us.

        One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with JNI. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe that these underwater options are unlikely to be exercised in the foreseeable future.

By making this offer to exchange outstanding options for New Options that will have an exercise price at least equal to the market value of their underlying shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of our currently outstanding options. Because of the large number of underwater options currently outstanding, a total re-grant of new options would have a severe negative impact on our dilution and outstanding shares. Additionally, we have a limited pool of options that we are allowed to grant under the plans without seeking stockholder approval for any additional shares, and we must therefore conserve our current available options for new hires and on-going grants.

        JNI has, in accordance with a realignment of its compensation and incentive practices, and based upon the report of a third-party outside compensation consultant, determined that the number of New Options each employee of JNI should receive as a result of participation in this exchange offer should be individually determined based upon such employee's position level with the Company and past performance record.

        Considering the ever-present risks associated with a volatile and unpredictable stock market, and our industry in particular, there is no guarantee that the market price at the time of the New Option grant (and thus the exercise price of your own New Option) will be less than or equal to the exercise price of your existing option, or that your New Option will increase in value over time.

        From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9, the exercise price of any New Options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons.

        Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

  (a)
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

  (b)
  any purchase, sale or transfer of a material amount of our assets;

  (c)
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  (d)
  any change in our present Board of Directors or management, including a change in the number or term of directors, however we may fill our existing Board and officer vacancies, hire for new officer positions or change any executive officer's material terms of employment (see Schedule A (page 38) of this Offer to Exchange);

  (e)
  any other material change in our corporate structure or business;

  (f)
  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  (g)
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  (h)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (i)
  the acquisition by any person of any of our securities or the disposition of any of our securities; or

  (j)
  any changes in our certificate of incorporation, bylaws, other governing instruments or any actions that could impede the acquisition of control of us by any person.

        Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.    Procedures for Tendering Options.

  Proper Tender of Options.

        To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # 858-523-7005) or hand delivery to Amy Cassidy, JNI Payroll Department, 10945 Vista Sorrento Parkway, San Diego, California 92130, along with any other required documents. The Payroll Department must receive all of the required documents before the Expiration Date. The Expiration Date is 12:00 midnight, Pacific Time on September 27, 2002.

        If you do not turn in your Election Form by the deadline, then you will not be able to participate in the option exchange, and all stock options currently held by you will remain unchanged at their original price and terms. If the offer is extended by us, you must deliver these documents before the extended Expiration Date. We will not accept delivery of any Election Form or Change of Election Form after expiration of the offer. If you deliver an Election Form and then decide to return additional Eligible Options, you must properly complete, duly execute and deliver to us a Change of Election Form before the Expiration Date.

        Except in accordance with the next sentence, an Election Form, or Change of Election Form must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of authority of such person to act in such a representative capacity must be indicated on the Election Form or Change of Election Form.

        The delivery of all documents, including election forms, and any notices to change your election and any other required document, is at your own risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options and all questions as to number of shares subject to Eligible Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement.

        Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer prior to the Expiration Date. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly on September 27, 2002 all properly tendered options that have not been validly withdrawn, and plan to cancel all such tendered options on September 30, 2002 (the "Cancellation Date").

5.    Withdrawal Rights and Change of Election.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5. If your employment with us terminates prior to the Expiration Date, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable pursuant to your option agreement following your termination.

        You may withdraw your tendered options at any time before 12:00 midnight, Pacific Time, on September 27, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date.

        To validly withdraw tendered options, you must deliver to us at 10945 Vista Sorrento Parkway, San Diego, California 92130, Attention: Amy Cassidy, JNI Payroll Department, via facsimile (fax # 858-523-7005) or hand delivery, a properly completed and executed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the returned options. If you deliver a written notice of withdrawal, rather than a Change of Election Form, the notice of withdrawal must specify the name of the option holder who returned the options to be withdrawn and must be dated and signed by such option holder. We will not accept delivery of a Change of Election Form or notice of withdrawal by e-mail. If you deliver a new Election Form or Change of Election Form that is properly signed and dated, it will replace any previously submitted Election Form or Change of Election Form, which will be disregarded.

        Although you may withdraw all of your tendered Eligible Options, you may not withdraw only a portion of a particular tendered option.

        A Change of Election Form or written notice of withdrawal and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a properly completed and executed Change of Election Form before the Expiration Date.

        Neither JNI nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, Change of Election Form or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change of Election Form and new or amended Election Forms. Our determination of these matters will be final and binding.

6.    Acceptance of Options for Exchange and Issuance of New Options.

        Upon the terms and conditions of the offer and as of the Expiration Date, we will accept for exchange and cancellation all options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, we anticipate that on the Cancellation Date these options will be cancelled, and you will be granted New Options on or promptly after the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.    Thus, subject to the terms and conditions of this offer, if your options are properly tendered by September 27, 2002, the scheduled Expiration Date of the offer, and accepted for exchange and cancelled on September 30, 2002, you will be granted New Options on or promptly after March 31, 2003. If we accept and cancel options properly tendered for exchange after September 30, 2002, or if we extend the date by which we must accept and cancel options properly elected for exchange, the period in which the New Options will be granted will be similarly delayed. New Options granted in exchange for all cancelled options (including incentive stock options) will be nonstatutory stock options. All options which have been granted on or after March 10, 1999 under the 1999 Plan and the 2000 Plan are Eligible Options.

        We will send a confirmation of our acceptance of the tender of your Eligible Options immediately after the Cancellation Date and will notify you if we reject your election to exchange your Eligible Options on or prior to the Expiration Date. Unless you are notified of a rejection, you may assume that, immediately following the Cancellation Date, your properly executed and delivered Election Form and your tendered Eligible Options have been accepted.

        If we accept for exchange your Eligible Options you tender in the offer, you will not be granted any other options, such as annual, bonus or promotion-related options, for which you may be eligible, before the grant date of the New Options, so that you will be granted no new options for any reason until at least six months and one day after your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of our Board of Directors or Compensation Committee and subject to compliance with law and market prices for our stock prevailing at the time of the grants. On the other hand, if you do not return for exchange your Eligible Options in the offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others. As a result, participation in the offer may affect the grant date, price and vesting of any promotion, merit or other discretionary grants that may have otherwise been approved for you in the future.

        If you return options for exchange, you will receive, in exchange for such Eligible Options that number of New Options as individually provided to you in your Memorandum. All New Options will be granted under our 1999 Plan or 2000 Plan, and will be subject to the terms and conditions of the 1999 Plan and 2000 Plan, respectively, and a new stock option agreement between you and us. If your cancelled options were incentive stock options, your New Option will be a nonstatutory stock option.

        If you do not remain an employee of JNI from the date you return your options for exchange through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled, regardless of how or why your employment terminated. The offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the New Options, for any reason with or without cause.

  Consequences of JNI Being Acquired.

        It is possible that, prior to the grant of New Options, we might effect or enter into an agreement such as a merger or other similar transaction. If you tender your Eligible Options and they are accepted for exchange and cancelled, we will give you a Promise to Grant Stock Option that is a binding commitment, and we will require that any successor to JNI be legally obligated by that commitment.

        You should be aware that these types of transactions could have substantial effects on our common stock price, including appreciation in the price of our shares. Depending on the structure of the transaction, if you tender your Eligible Options you may be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of JNI for stock, tendering employees might receive New Options to purchase shares of a different issuer.

  Acceptance of Options Returned for Exchange.

        For purposes of the offer, we will be deemed to have accepted Eligible Options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders that we have accepted the tendered options for exchange. We currently intend to provide such notice by e-mail. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly all properly tendered options that are not validly withdrawn by the Expiration Date, and then we shall cancel all such tendered options on the Cancellation Date. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options. We will send each participating option holder a notice indicating the number of option shares that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected New Option Grant Date.

7.    Conditions of the Offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after August 29, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  (a)
  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of New Options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects of JNI or materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to JNI;

  (b)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to JNI, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (i)
  make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (ii)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

  (iii)
  materially impair the contemplated benefits we hope to receive as a result of the offer as described above in Section 3 ("Purpose of the Offer"); or

  (iv)
  materially and adversely affect JNI's business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to JNI;

  (c)
  there shall have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (d)
  there has occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

  (e)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for JNI, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  (i)
  any person, entity or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before September 27, 2002;

    (ii)
    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 27, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

    (iii)
    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

  (f)
  any change or changes shall have occurred in JNI's business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to JNI or may materially impair the contemplated benefits of the offer to JNI.

        The conditions to the offer are for JNI's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    Price Range of Our Common Stock Underlying the Options.

        Our common stock is quoted on the Nasdaq National Market under the symbol "JNIC". The following table shows the high and low sales prices per share of our common stock as reported by the Nasdaq National Market for each of the fiscal quarters indicated.

	High	Low
Fiscal 2000:
Quarter Ended March 31, 2000	$88.00	$48.00
Quarter Ended June 30, 2000	$52.13	$20.00
Quarter Ended September 30, 2000	$96.75	$28.88
Quarter Ended December 31, 2000	$126.00	$16.13
Fiscal 2001:
Quarter Ended March 31, 2001	$31.41	$7.19
Quarter Ended June 30, 2001	$18.48	$5.75
Quarter Ended September 30, 2001	$14.50	$5.08
Quarter Ended December 31, 2001	$11.40	$5.66
Fiscal 2002:
Quarter Ended March 31, 2002	$9.73	$6.41
Quarter Ended June 30, 2002	$7.20	$2.75

        As of August 23, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $2.81 per share.

        WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

        Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after the date your returned options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our common stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned options and other factors, your New Options may be less valuable than your returned options.

9.    Source and Amount of Consideration; Terms of New Options.

  Consideration.

        In accordance with the terms and subject to the conditions of this offer, we will cancel all of your Eligible Options in exchange for New Options to purchase common stock under the 1999 Plan or the 2000 Plan in such number which has been provided to you individually in your Memorandum. That portion of your Eligible Options which were SILO Options shall be replaced with that number of New Options equal to fifty percent (50%) of the original SILO Option. The total number of New Options provided to you individually in your Memorandum includes that number of options meant to replace your cancelled SILO Options.

        If we receive and accept for exchange the entire number of Eligible Options which are outstanding as of August 29, 2002, we would grant New Options to purchase approximately 3,086,653 shares of our common stock. If all these Eligible Options are properly returned and accepted for exchange and cancelled, the common stock issuable upon exercise of all such New Options granted in the exchange offer would equal approximately 11.6% of the total shares of our common stock outstanding as of August 29, 2002. The shares of common stock subject to returned options originally granted under the 1999 Plan and the 2000 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and reissuance under the 1999 Plan and 2000 Plan, respectively, and will provide the shares needed for the grants of New Options that will be made under the 1999 Plan and 2000 Plan.

  Terms of New Options.

        All New Options will be nonstatutory stock options, including those granted in replacement of incentive stock options, and shall be issued under either the 1999 Plan or the 2000 Plan. A new stock option agreement will be entered into between JNI and each option holder who has tendered options in the offer for every New Option granted. The terms and conditions of the New Options will vary from the terms and conditions of the options tendered for exchange in terms of the number of shares underlying such options, the vesting of such options, the exercise price of such options, and the termination date of such options. When the nonstatutory stock options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. See Section 14 for a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of the options that are tendered, including as a result of a significant corporate event. The following descriptions summarize the material terms of our 1999 Plan and our 2000 Plan and the options granted under both plans.

        The following descriptions of the New Options to be issued under either the 1999 Plan or the 2000 Plan are summaries of the principal provisions of the plan documents but are not complete. The descriptions are subject to, and qualified in there entirety by reference to, all provisions of the respective plans and the forms of stock option agreements. The complete 1999 Plan and 2000 Plan documents are filed as Exhibits (d)(1) and (d)(4), respectively, to this Schedule TO. Please contact us at 10945 Vista Sorrento Parkway, San Diego, California 92130, Attention: Marc Posel, JNI Director of Accounting, 858-523-7242, to receive a copy of the plan documents, the plan prospectus, or the form of stock option agreements. We will promptly furnish you copies of these documents at our expense.

        The maximum number of shares which may be issued through the exercise of options granted under our 1999 Plan is 3,812,800 and under the 2000 Plan is 2,500,000. Our 1999 Plan permits us to grant, on a discretionary basis, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options. Our 2000 Plan may only grant nonstatutory stock options.

  Administration.

        The 1999 Plan and the 2000 Plan are administered by the Board of Directors or a duly appointed committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the plan documents, the Administrator has the power to determine the terms and conditions of the options granted, including, under the 1999 Plan, whether an option is to be an incentive stock option or a nonstatutory stock option, the exercise price, type of consideration to be paid upon exercise of the option, the number of shares subject to the option and the exercisability and vesting of the options. However, all New Options will be nonstatutory stock options, including those granted in replacement of incentive stock options.

  Term.

        Options generally have a term of ten years and it is expected that all New Options will have a new term of ten years measured from the grant date.

  Termination.

        It is expected that your New Options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you on the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for 12 months following such termination.

        The termination of your New Option under the circumstances specified in this section will result in the termination of your interests in our 1999 Plan and 2000 Plan.

  Exercise Price.

        The Administrator determines the exercise price at the time the option is granted. The exercise price per share for the New Options will be 100% of the fair market value of a share on the date of grant, which shall be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the date of grant.

  Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date or dates when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to newly hired employees generally vest over a four year period. Subject to continued employment with JNI, 1/4 of the shares subject to the option vest after 12 months and then 1/48th of the shares subject to the option vest each month thereafter. Retention and promotion grants may have other vesting terms, and often vest over a shorter period of time.

        Other than that portion of your New Option granted to replace SILO Options, the percentage of New Options which shall be immediately vested as of the New Option Grant Date has been provided to you individually in your Memorandum. That portion of your New Options which are unvested as of the New Option Grant Date will then vest in an amount equal to 1/36th of such unvested amount each month thereafter until reaching 100% on the third anniversary of the New Option Grant Date. That portion of your New Option which shall be granted to replace SILO Options shall be one hundred percent (100%) vested as of the New Option Grant Date.

  Payment of Exercise Price.

        You may exercise your New Options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

  •
  cash or check;

  •
  cashless exercise;

  •
  tender to us of shares of our common stock, which if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

  •
  a combination of the foregoing methods.

  Adjustments Upon Certain Events.

        If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

        In the event there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, your New Options (which will have been granted on the New Option Grant Date (expected to be March 31, 2003) may be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your New Options, they will automatically be terminated and cease to be outstanding as of the date of the closing of such transaction. JNI will use its best efforts to provide prior written notice of the occurrence of any such transaction in which the successor corporation intends not to assume or substitute your New Options.

        In the event that your New Options are assumed or substituted as a result of a sale of all or substantially all of our assets or stock, or as a result of our merger with another corporation, and within one year from the date of such transaction your employment with the acquiring corporation is either terminated without cause or you terminate your employment due to a material reduction in your salary, then fifty percent (50%) of your then unvested New Options shall become vested and exercisable.

  Transferability of Options.

        Options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, your New Option may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

  Registration of Option Shares.

        All shares of common stock issuable upon exercise of New Options under our 1999 Plan and 2000 Plan have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC.

  U.S. Federal Income Tax Consequences.

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Offer to Exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 17 of this Offer to Exchange for a discussion of income tax consequences for employees in certain non-U.S. countries of the New Options and the options tendered for exchange. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

10.  Information Concerning JNI Corporation

        We are incorporated in Delaware. Our principal executive offices are located at 10945 Vista Sorrento Parkway, San Diego, California 92130, and our telephone number at that address is 858-523-7000.

        JNI is one of the leading manufacturers of connectivity products for the enterprise data center. We offer a broad line of products from our Fibre Channel, IO ASICs and IO Solutions business units, including Fibre Channel HBAs and ASICs, high availability storage networking software, as well as InfiniBand HCA Modules and related products for clustered server environments. JNI products run on a variety of operating systems, including Solaris, Windows 2000, Windows NT, Linux, HP-UX, AIX, Novell, and Mac OS systems. JNI customers, distributors and strategic partners include Acal FCS, Bell Microproducts, Brocade, Chaparral, Cisco Systems, Consan, EMC, Hewlett-Packard, Hitachi Data Systems, IBM, InfiniSwitch, Info X, LSI Logic, McDATA, Mellanox Technologies, Nishan Systems, StorageTek, Sun Microsystems, TidalWire and Veritas.

        We had a book value per share of $4.81 at June 30, 2002.

        The following table sets forth selected financial information for JNI Corporation The selected historical statement of operations data for the fiscal years ended December 31, 2000 and 2001 and the selected historical balance sheet data as of December 31, 2000 and 2001 have been derived from the financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001. The selected historical statement of operations data for the six months ended June 30, 2001 and 2002 and the selected historical balance sheet data as of June 30, 2002 have been derived from the unaudited financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2002. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have presented the following data in thousands, except per share data.

	Fiscal Years Ended December 31,		Six Months Ended June 30,
	2001	2000	2002	2001
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$75,263	$103,181	$22,837	$44,199
Cost of revenues	39,321	42,050	11,853	25,659

Gross margin	35,942	61,131	10,984	18,540

Operating expenses:
Research and development	24,564	18,918	11,147	12,616
Selling and marketing	15,993	12,323	6,563	8,493
General and administrative	9,063	7,938	4,223	4,833
Lease impairment charge	—	—	3,172	—
Amortization of intangible assets	4,688	5,359	—	2,679
Amortization of stock-based compensation	433	623	92	228

Total operating expenses	54,741	45,161	25,197	28,849

Operating income (loss)	(18,799)	15,970	(14,213)	(10,309)
Interest income	5,051	2,908	1,698	2,756
Other expenses	—	—	(336)	—

Income (loss) before income taxes	(13,748)	18,878	(12,851)	(7,553)
Income tax provision	—	4,622	—	—

Net income (loss)	$(13,748)	$14,256	$(12,851)	$(7,553)

Net income (loss) per share:
Basic	$(0.51)	$0.61	$(0.48)	$(0.28)
Diluted	$(0.51)	$0.53	$(0.48)	$(0.28)
Number of shares used in per share computations:
Basic	26,938	23,541	26,586	27,057
Diluted	26,938	27,009	26,586	27,057
	Fiscal Years Ended December 31,
			As of June 30, 2002
	2001	2000
Balance Sheet Data:
Cash and cash equivalents and investments	$118,022	$116,445	$108,696
Working capital	96,970	142,446	93,162
Total assets	152,147	178,094	142,850
Stockholders' equity	141,004	156,689	127,513

        The financial information included in our annual report on Form 10-K/A for the fiscal year ended December 31, 2001, together with our quarterly report on Form 10-Q for the quarter ended June 30, 2002, are incorporated herein by reference. See "Additional Information" in Section 20 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Please see our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 12, 2002, for information concerning the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2002. As of August 23, 2002, our executive officers and directors (seven (7) persons) as a group beneficially owned options outstanding under our 1999 Plan and 2000 Plan to purchase a total of 644,100 of our shares of common stock, which represent approximately 14.5% of the shares subject to all options outstanding under the 1999 Plan and the 2000 Plan as of that date. The options to purchase our shares owned by members of our board of directors are not eligible to be tendered in the offer, however options granted to executive officers are eligible.

        The following table sets forth information, as of August 23, 2002, with respect to the ownership of options to purchase our common stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total 4,443,341 outstanding stock options as of August 23, 2002.

Name	Percentage of Total Options Owned	Options Outstanding
John C. Stiska	2.0%	91,000
Gloria Purdy	7.3%	322,600
John Bolger	1.1%	51,000
Sylvia Summers-Dubrevil	0.9%	40,000
Tom St. Dennis	0.9%	40,000
Peter van Cuylenburg	1.1%	47,500
Eric P. Wenaas	1.2%	52,000
All 7 directors and executive directors as a group	14.5%	644,100

*
Represents ownership of less than 1% of options outstanding.

        Executive officers and the members of our board of directors are not eligible to participate in the offer.

        There have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to August 23, 2002 by JNI or, to our knowledge, by any executive officer, director or affiliate of JNI.

12.  Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

        Eligible Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under both the 1999 Plan and the 2000 Plan.

        We believe that we will not incur any compensation expense for financial reporting purposes, as determined under generally accepted accounting principles, solely as a result of the transactions contemplated by the offer because:

  •
  an eligible employee who tenders options for exchange must tender all options granted to that employee during the six month period prior to the date this offer commenced;

  •
  we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

  •
  the exercise price of all New Options will at least equal the market value of the shares of common stock on the date we grant the New Options.

        We may incur compensation expense, however, if we grant any options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the Eligible Options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

13.  Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7.

        If we are prohibited by applicable laws or regulations from granting New Options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, when we currently expect to grant the New Options, and continuing thereafter, we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any New Options and you will not receive any other consideration for the options you tendered.

14.  Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

  Federal Income Tax Treatment of Incentive Stock Options.

        The following discussion regarding incentive stock options ("ISO") is presented to help Eligible Employees compare the different tax consequences of ISOs and nonstatutory stock options ("NSO"). If you tender Eligible Options and we accept them for exchange, your New Option will qualify as an NSO, even if the Eligible Options that you tendered were ISOs.

        In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

  •
  more than two years after the date the ISO was granted, and

  •
  more than one year after the date the ISO was exercised.

        If you dispose of the shares before either holding period, the lesser of (i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition.

        You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the option exchange program. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

        However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our option exchange program constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

  Federal Income Tax Treatment of Nonstatutory Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

        We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.  Material Tax Consequences for Employees Who are Tax Residents in Germany.

        The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, this summary does not replace the advice only your personal tax advisor may give you.

        If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

  Exchange of Options

        We do not believe that there will be a tax liability solely as the result of your tender of Eligible Options for replacement with New Options.

  Grant of New Options

        We do not believe that you will be subject to tax when the New Options are granted to you.

  Exercise of New Options

        When you exercise your New Options, you will be subject to ordinary income tax, solidarity surcharge and church tax (if applicable) on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be taxable compensation to you. The difference may also be subject to social insurance contributions unless your other income from employment already exceeds the relevant social security contribution limits.

  Sale of Shares

        When you sell the shares, you will not be subject to tax on any additional gain provided that: (i) you have held the stock for more than 12 months; (ii) you have not, during the last five years, held 1% or more of the stated capital of JNI; and (iii) the stock is not held as a business asset. Consequently, you normally will not be subject to tax at the time of sale on the additional gains if you hold the shares for more than 12 months. If tax is due, it is payable on the difference between what you receive from the sale and your adjusted base cost. (Effective January 1, 2002, only 50% of such gain will be subject to tax.) Your adjusted base cost is based on the exercise price, plus any taxable benefit you were deemed to have earned because of the exercise and on which you already paid tax at exercise (i.e. fair market value of the shares at exercise).

        Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

16.  Material Tax Consequences for Employees Who are Tax Residents in Singapore.

        The following is a general summary of the tax consequences of the exchange of options under the offer for Singaporean tax residents. This discussion is based on Singaporean tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of options holders. Accordingly, we recommend that you consult your own tax advisor with respect to the Singaporean and foreign tax consequences of participating in the offer.

        If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

  Exchange of Options

        You will probably not be required to recognize any taxable income solely as a result of the exchange of an Eligible Option for a New Option. This is based on the presumption that you do not receive any gains/profits from the cancellation of the Eligible Options since the terms of the New Option are substantially the same as the cancelled option except for the number of option shares, the vesting percentage, the new exercise price and a new ten-year term, and you do not receive any consideration (cash / shares) for such cancellation. Please note the taxation of stock option exchange is not clearly addressed in the tax law and therefore, we cannot predict the tax consequences with certainty.

  Grant of New Options

        You will not be subject to tax when the New Option is granted to you.

  Exercise of New Options

        When you exercise the New Option, the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for those shares will be subject to income tax at the time of exercise.

  Sale of Shares

        When you subsequently sell the shares acquired upon the exercise of your New Option, you might be subject to tax if you are in the business of buying and selling securities for your own account.

        Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

17.  Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.

        The following is a general summary of the tax consequences of the exchange of options under the offer for United Kingdom tax residents. This discussion is based on the United Kingdom tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of options holders. Accordingly, we recommend that you consult your own tax advisor with respect to the United Kingdom and foreign tax consequences of participating in the offer.

        If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        The original options granted to you by JNI were granted under a non-approved stock option plan. With a non-approved stock option, income tax liability arises on the exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, a liability to pay the employee's National Insurance Contributions ("NICs") arises on the gain realized at exercise, calculated effectively in the same manner as for income tax, if your earnings do not already exceed the maximum limit for NIC purposes.

        When you sell your shares, you may be subject to capital gains tax. The New Options shall be granted under either the 1999 Plan or the 2000 plan, both of which are unapproved share schemes. The tax implication for the New Options are discussed below.

  Exchange of Options

        We do not believe that there will be a tax liability solely as a result of your tender of Eligible Options for replacement with New Options.

  Grant of New Options

        We do not believe that you will be subject to tax when the New Option is granted to you.

  Exercise of New Options

        When you exercise the New Options, the amount by which the fair market value of the shares you purchase exceeds the New Options exercise price you pay for those shares will be subject to income tax. You will also be required to pay the employee's NICs on this amount if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is £585 per week for the United Kingdom tax year April 6, 2002 to April 5, 2003.

  Sale of Shares

        When you subsequently sell the shares acquired upon the exercise of the New Option, you will be subject to capital gains tax on the amount by which the sale proceeds exceed the fair market value of the shares at the time of exercise. Any capital gains tax you may owe is subject to an annual personal exemption (£7,700 for the current United Kingdom tax year) and to taper relief calculated with reference to the period of time during which you held the shares.

18.  Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange if any event listed in Section 7 has occurred or is deemed to have occurred, by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the number of shares offered for the exchanged options;

  •
  we decrease the number of Eligible Options to be exchanged in the offer;

  •
  we increase the number of Eligible Options to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; or

  •
  we extend or terminate the offer.

        If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 23, we will extend the offer so that the offer is open at least ten business days after we give notice of the change.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

19.  Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

20.  Additional Information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  1.
  our annual report on Form 10-K/A for our fiscal year ended December 31, 2001, filed with the SEC on May 20, 2002;

  2.
  our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the SEC on August 8, 2002;

  3.
  our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 12, 2002;

  4.
  our Form S-8 registration statements (registering shares to be issued under the Amended and Restated 1999 Stock Option Plan and/or the 2000 Nonqualified Stock Option Plan, filed with the Securities and Exchange Commission on March 29, 2000, September 14, 2000, June 5, 2001, and June 7, 2002 (file numbers 333-33534, 333-45752, 333-62288, and 333-90092, respectively); and

  5.
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 21, 1999 (file number 000-27755).

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "JNIC" and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to Marc Posel at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, California 92130, or telephoning at 858-523-7242 between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time.

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about JNI should be read together with the information contained in the documents to which we have referred you.

21.  Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate,"

"expect," "intend" and "plan" as they relate to JNI or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K/A filed on May 20, 2002 and our quarterly report on Form 10-Q filed on August 8, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  a long lasting downturn in information technology spending could negatively affect our revenues and operating results;

  •
  we may not be able to achieve and maintain profitability on a consistent basis;

  •
  our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business;

  •
  we are in the process of making changes to our business model that may not be successful;

  •
  our quarterly operating results are volatile and may cause our stock price to fluctuate;

  •
  the loss of any of our OEM and distribution channel customers, the failure to obtain certifications or any cancellation or delay of a large purchase by any of these customers could significantly reduce our net revenues;

  •
  if we do not develop, market and sell host bus adapters that interoperate with operating systems other than the Sun Solaris operating system our business will suffer;

  •
  because we depend on sole source and limited source suppliers for key components, we are susceptible to supply shortages and quality problems that could adversely affect our operating results;

  •
  our future success will depend to a certain extent upon our ability to develop new products based upon new technologies such as InfiniBand that leverage our Fibre Channel experience;

  •
  our operating results may suffer because of increasing competition;

  •
  delays in product development could adversely affect our market position or customer relationships;

  •
  in our industry, technology and other standards change rapidly, and we must keep pace with the changes to compete successfully;

  •
  if the market for Fibre Channel-based SANs does not expand as we anticipate, our business will suffer;

  •
  the sales cycle for our products is long, and we may incur substantial, non-recoverable expenses or devote significant resources to sales that do not occur when anticipated or at all;

  •
  the failure of our OEM customers to keep pace with rapid technological change and to successfully develop and introduce new products could adversely affect our revenues;

  •
  we expect that the average selling prices of each of our products will decrease over time, which may reduce our gross margins or revenues;

  •
  our product cycles may be short, and from time to time we may need to write off excess and obsolete inventory;

  •
  we may engage in future acquisitions of complementary businesses, products or technologies that dilute our stockholders' equity or cause us to incur debt or assume contingent liabilities;

  •
  failures by our third party manufacturers and assemblers to provide products of sufficient quality and quantity could cause us to delay product shipments, which could result in delayed or lost revenues or customer dissatisfaction;

  •
  our reliance on manufacturers outside the U.S. subjects us to risks inherent in doing business on an international level that could harm our operating results;

  •
  because our intellectual property is critical to the success of our business, our operating results would suffer if we were unable to adequately protect our intellectual property;

  •
  we may become involved in costly and lengthy patent infringement or intellectual property litigation which could seriously harm our business;

  •
  our export sales subject us to risks that could adversely affect our business;

  •
  failure to comply with governmental regulations by us or our OEM customers could reduce our sales or require design modifications;

  •
  our products are complex and may contain undetected software or hardware errors that could lead to an increase in our costs, reduce our net revenues or damage our reputation;

  •
  we may need additional capital in the future to fund the growth of our business, and financing may not be available;

  •
  our stock price is volatile, which has and may result in lawsuits against us and our officers and directors;

  •
  future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations; and

  •
  our stockholder rights plan could adversely affect the performance of our stock.

        For a complete description of these risks, please see the SEC filings referred to in Section 26 of this Offer to Exchange, entitled "Additional Information," above.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM JOHN STISKA DATED AUGUST 29, 2002, THE ELECTION FORM AND THE CHANGE OF ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

JNI Corporation	August 29, 2002

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS JNI CORPORATION

        The directors and executive officers of JNI Corporation and their positions and offices as of August 23, 2002, are set forth in the following table:

Name	Position
John C. Stiska	Interim Chief Executive Officer and Director
Gloria Purdy	Chief Financial Officer
Eric P. Wenaas	Director, Chairman
John Bolger	Director
Sylvia Summers-Dubrevil	Director
Tom St. Dennis	Director
Peter van Cuylenburg	Director

        The address of each director and executive officer is: c/o JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, California 92130.

        John Stiska is currently the interim Chief Executive Officer of JNI Corporation. We are currently seeking a candidate to replace Mr. Stiska and become the permanent Chief Executive Officer.

        In addition, in order to better implement certain corporate governance initiatives, we are in the process of recruiting two new directors which would result in the expansion of the size of the Board of Directors to eight members.

        Executive officers are those persons defined as "officers" for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

QuickLinks

  EXHIBIT (a)(1)
JNI CORPORATION OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS GRANTED ON OR AFTER MARCH 10, 1999 FOR NEW OPTIONS (THE "OFFER TO EXCHANGE").
IMPORTANT
TABLE OF CONTENTS
SUMMARY OF TERMS
General Questions About the Program
Specific Questions About the Cancelled Options
Specific Questions About the New Options
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
Economic Risks
Tax-Related Risks for U.S. Residents
Tax-Related Risks for Non-U.S. Residents
Business-Related Risks
INTRODUCTION
THE OFFER
SCHEDULE A INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS JNI CORPORATION